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December 11, 1996


First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653

Gentlemen:

In my capacity as Counsel of First Allmerica Financial Life Insurance Company (the "Company"), I have participated in the preparation of the Pre-Effective Amendment No. 1 to the Registration Statement for the Separate Account KGC on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the Company's individual and group variable annuity policies.

I am of the following opinion:

1. Separate Account KGC is a separate account of the company validly existing pursuant to the Massachusetts Insurance Code and the regulations issued thereunder.

2. The assets held in Separate Account KGC are not chargeable with liabilities arising out of any other business the Company may conduct.


3. The individual and group variable annuity policies, when issued in accordance with the Prospectus contained in the Pre-Effective Amendment No. 1 to the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.


In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.


I hereby consent to the filing of this opinion as an exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement of Separate Account KGC filed under the Securities Act of 1933.


Very truly yours,


/s/Sheila B. St. Hilaire
Sheila B. St. Hilaire
Counsel